                                                                    Exhibit 10.4


                    MANUFACTURING AND DISTRIBUTION AGREEMENT

            AGREEMENT (this "Agreement") made and entered into effective as of the 14th of August, 1998 by and between KAIRE INTERNATIONAL, INC., a Delaware corporation with offices at 380 Lashley Street, Longmont, Colorado 80501-6048 (hereinafter referred to as "Kaire"), and ENZO NUTRACEUTICALS, LTD., a New Zealand corporation with offices at Ice House, Ivan Jamieson Place, P.O. Box 1770, Christchurch, New Zealand, (hereinafter referred to as "Enzo").

            WITNESSETH:

            WHEREAS, Kaire is engaged in, among other things, the business of distributing and selling various vitamins, cosmetics and nutritional supplements (the "Business"); and

            WHEREAS, Kaire and Enzo agree that it is in their mutual interest that Enzo manufacture and supply ENZOGENOL(TM) used in the Business to Kaire on the terms herein set forth.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

            1. PRODUCTS. Enzo shall manufacture, sell and deliver to Kaire, the product, ENZOGENOL, according to the specifications set forth on Schedule A attached hereto (the Product") as required by Kaire for the Business upon the terms and conditions hereinafter set forth. For the purposes of this Agreement, the word "manufacture" shall include the manufacture of the Product as a primary ingredient to be used by Kaire in conjunction with other ingredients for Kaire to produce a finished product for consumer distribution.

            2. TERRITORY. Enzo grants to Kaire, an exclusive right to purchase and distribute products incorporating the Product using multi-level marketing sales arrangements in the countries listed in Schedule B attached hereto, subject to meeting the minimum sales levels set forth in Paragraph 5 below.

            For a period of 18 months Enzo further grants Kaire the exclusive rights to distribute products incorporating the Product in Canada, the United States and Mexico in all other channels of distribution including retail. Providing sales in the previous three months have exceeded 90 kilos then at the end of the 18 months Enzo shall extend the period of exclusive rights to distribute the products incorporating the Product in Canada, the United States and Mexico, for a further twelve (12) months in all other channels of distribution including retail.

            Enzo agrees not to sell or supply Product to any other entity or business which sells or distributes the Product, or other items containing the Product, in the Territory in violation of the exclusive nature agreed to herein. Excluded from the exclusive sales set forth, Enzo shall have the right to sell to ultimate consumers of the Product via an Internet Web page method, but Enzo agrees to limit such Internet sales so that they do not materially hamper Kaire's sales efforts.

            Kaire and Enzo may enter into further exclusive sales arrangements for other products by mutual consent.

            Every six months during this agreement, Kaire and Enzo will jointly review the overall market for the Product in order to discuss the opportunities and challenges facing each party in increasing the market for the Product.

            3. TERM. This Agreement shall be effective for the period commencing on the 14th day of August, 1998 (the "Effective Date") and remain in effect for 5 years from such date (the "Initial Term"), and for one additional 5 year period thereafter (the "Renewal Term"), at Kaire's option, which option shall be exercised by Kaire giving Enzo written notice of its election to exercise such option, at least 30 days prior to the end of the Initial Term Each annual period under this Agreement is hereinafter sometimes referred to as a "contract year".

            4. DELIVERY AND FORECASTS. Both Enzo and Kaire recognize it is not possible to predict future sales levels for the Product and the purpose of this paragraph is to set forth each parties' initial expectations. Enzo wishes to establish a growing market in the United States for its proprietary pine bark extract. It wishes to ensure an arrangement that will realize its goals and cover sufficient distribution channels so that no new competitor of Enzo can gain a foothold in the market without challenge and competition from Enzo. Kaire expects to grow its current sales base in the near future using its well-established multilevel marketing network. Kaire believes that purchases of 90 kilos per month of the Product are achievable within a 9 month period with the expectation that sales levels will continue to increase above such amounts. Kaire wishes to ensure that if Enzo believes that distribution of the Product by other channels would be advantageous to increase the sale of the Product, that such distribution does not impact Kaire's growth of its sales efforts. Both Enzo and Kaire agree to work together in good faith should the need arise to expand distribution channels, with the specific goal of achieving results that meet both companies' aspirations.

            Kaire shall use its best efforts to submit to Enzo on a quarterly basis, delivery forecasts looking forward for each subsequent 12 month period by month to allow Enzo to determine the quantity requirements of the Product which Enzo will need to supply to Kaire and for which Kaire will purchase the Product.

            Enzo shall deliver Product to Kaire within 30 days of Enzo's receipt of a written order from Kaire for Product, providing such order is not more than 250% of the previous three months average. If above 250% then Enzo shall deliver Product to Kaire within 45 days.

            5. MINIMUM PURCHASES. SALES AND PRICE. Kaire agrees to purchase no less than 15 kilos per month for the first three months of the agreement, no less than 30 kilos per month for months 4 through 6 and no less than 50 kilos per month thereafter. The price (FOB Longmont or USA manufacturer nominated by Kaire) of the Product at which Enzo agrees to sell and Kaire agrees to purchase shall initially be $1,500.00 per kilo for the first six full calendar months of this agreement. For the next six full calendar months, the price shall be based on the price chart set forth below using the average monthly purchase level of Product for the immediately preceding six months purchase level. Thereafter the price shall be based on the price chart using the quantity of Product based on the immediate previous three months average quantity purchased.

             The price of the Product shall be based on the following price levels:
             $1,500.00 per kilo for orders of 49 kilos or less, $1,475.00 per kilo for purchases of 50 to 69 kilos
             $1,450.00 per kilo for purchases of 70 to 89 kilos
             $1,300.00 per kilo for purchases of 90 to 109 kilos
             $1,250.00 per kilo for purchases of 110 kilos to 129 kilos $1,200.00 per kilo for purchases of 130 kilos to 149 kilos $1,175.00 per kilo for purchases of 150 kilos to 169 kilos $1,125.00 per kilo for purchases of 170 kilos to 189 kilos $1,100.00 per kilo for purchases of 190 kilos or more.

            At all times Enzo shall sell Product to Kaire at a price no greater than the minimum price at which it sells to its other customers in North America. In such event, the prices set forth herein shall be adjusted downward proportionately for the volume levels set forth.

            In the event Kaire fails to purchase the minimum monthly requirement then in effect, Enzo shall give written notice to Kaire of such failure and Kaire shall have 60 days after notice to bring its minimum purchases to the minimum level per month, including the months for which purchase requirements was not met. In the event Kaire fails to cure such minimum purchase deficiency, Enzo, by written notice when in excess of sixty (60) days, at its option, may elect to terminate this agreement or eliminate all or a portion of the exclusive rights granted to Kaire hereinabove.

            6. INVOICES AND PAYMENTS. For all Product shipped hereunder, Enzo shall invoice Kaire upon shipment. All such invoices shall be due and payable by Kaire net forty-five (45) days from receipt of shipment, with invoices paid by Kaire within 10 days of receipt of shipment, shall be entitled to a two percent (2.0%) discount provided the payment is by cleared funds into Enzo's account. Any sums payable to Enzo hereunder shall be subject to all claims and defenses of Kaire, whether arising from Kaire's purchases hereunder or any other transaction or occurrence. However, accounts are to be paid in full without any deduction by way of set off, contra accounts, or in respect of any claims against Enzo Nutraceuticals or for any other reason.

            In the event Kaire fails to pay Enzo's invoices in a timely manner, and fails to cure a payment default within 30 days after its receipt of a notice of default from Enzo, the unpaid sums shall bear interest at the rate of 18 percent per annum commencing from the date the invoice was originally due until paid. In the event Kaire fails to pay Enzo's invoices in a timely manner, and fails to cure a payment default within sixty (60) days after its receipt of a notice of default from Enzo, the exclusive nature of this agreement shall terminate at Enzo's option, and Enzo and Kaire may contract on a non-exclusive nature for the supplying and purchasing of the Product.

            7. DELIVERY; TITLE; RISK OF LOSS. Enzo shall deliver, or cause to be delivered, the Product ordered hereunder to Kaire's facility located in Longmont, Colorado, on the dates specified in Kaire's purchase orders, or to Kaire's designated manufacturer(s). Title and risk of loss with respect to all Product sold hereunder shall pass to Kaire upon delivery to Kaire. Enzo shall be responsible for compliance with all health, environmental and other laws relating to the safe handling and transportation of the Product until delivered to Kaire. The minimum shipment of Product shall be 15 kilos.

            8. TRADE NAMES AND TRADEMARKS.

            A. Enzo hereby grants to Kaire a non-exclusive, non-transferable, non-assignable, limited right to use the following marks contained in Schedule C ("ENZO Trademarks"), at its plant in Longmont, Colorado and its manufacturing contractors' plants, solely in connection with the packaging, labeling, marketing and sales of the Product and Kaire's products incorporating the Product. Kaire shall acquire no right, title or interest in the Enzo Trademarks other than the foregoing limited right, nor shall Kaire assert any ownership interest or right of any kind in the Enzo Trademarks.

            B. Kaire acknowledges Enzo's exclusive proprietary and ownership interest and right in and to the Enzo Trademarks and hereby waives in favor of Enzo all rights to any trademarks, trade names and logotypes now or hereafter originated by Enzo, Kaire shall not (i) adopt, use or register any words, phrases or symbols which are identical to or confusingly similar in any way to the Enzo Trademarks or constitute translations thereof; or (ii) take any action which would jeopardize Enzo's exclusive proprietary and ownership interest and right in and to the Enzo Trademarks. Upon termination of this Agreement, the limited right to use the Enzo Trademarks granted herein shall be deemed to have been automatically expired and terminated and Kaire shall cease and desist from the use of the Enzo Trademarks in any manner

            C. On the termination of this Agreement, Enzo shall have the option to repurchase the Product then in the possession of Kaire, and available for sale, at prices originally billed to Kaire plus actual freight on the shipment of them to Enzo, and with deductions from moneys due or to become due to Kaire under this Agreement. As to any of Enzo's Product not repurchased by it within 30 days of such termination, Kaire shall have the right to dispose of such Product in the regular course of its business, and for this purpose, the restrictions of the preceding subsection shall be deferred until 6 months after the termination of this Agreement.

            D. In the event Kaire becomes aware of persons claiming or making use of the Enzo Trademarks, which conflict with Enzo's claims of tradename or trademark rights, Kaire shall provide written notice of such facts to Enzo. In the event Enzo determines, in its sole and absolute discretion, to defend and protect its names and trademarks, all costs incurred in connection with such defense shall be borne by Enzo including any costs associated with defending Kaire from claims made against Kaire for Kaire's use of the Enzo Trademarks.

            E. Kaire shall at all times appropriately mark the Product packaging with the Enzo Trademarks in accordance with written standards and instructions from Enzo. Each package and publication must clearly state that the Enzo Trademark is used under license from Enzo. Kaire shall faithfully observe and execute all requirements and directions of Enzo under this Agreement relating to the manner and use and safeguarding of the Enzo Trademark, and shall cooperate with Enzo in preventing any infringement of the trademark rights of Enzo.

            9. WARRANTIES; REMEDIES. Enzo hereby warrants and agrees that:

            A. All Product delivered pursuant to this Agreement shall be free from material defects in materials and workmanship, and shall conform to the Product specifications set forth on Schedule A.

            B. In addition to any other remedies that Kaire may have hereunder or under applicable law, Kaire may return any unit of the Product which does not satisfy any of the foregoing warranties at the time it is delivered to Kaire (each, a "Rejected Product"), at any time within three months after the date of such delivery, to Enzo at Enzo's risk and cost, and Enzo shall, if so directed by Kaire, at Enzo's sole expense, deliver a replacement, within ten (10) days from date of notification, which conforms to all requirements set forth in this Agreement to Kaire's facility located in Longmont, Colorado. If a replacement is not requested, Enzo shall promptly return all payments which may have been made in respect to the Rejected Product, and Kaire need not pay for any units thereof for which payment has not yet been made.

            C. The warranties set forth in Subsections A and B of this Section 9 shall survive Kaire's acceptance of Products hereunder.

            D. Kaire may recall units of any Product or any particular manufacturing run thereof in the event that at any time, in the reasonable judgment of Kaire, as substantiated by an outside laboratory or similar reviewing agency, such recall is necessary by reason of non-conformity of such Product with its specifications. In the event such recall is necessary due to Enzo's breach of warranty hereunder, Enzo will bear all costs and expenses of the recall.

            E. Enzo's warranty under this Section 9 shall be limited to the period of time ending on the "use by" date indicated on the packaging for the Product which is delivered to Kaire. Enzo makes and Kaire receives no warranty with respect to Product beyond such expiration date. Any distribution by Kaire of any product beyond its expiration date shall be at Kaire's sole risk. Similarly, any establishment by Kaire of an expiration date on either the product as it is packaged and/or distributed by Kaire or of a nutritional supplement in which the Product is among the ingredients, which is longer than the Enzo expiration date for the Product which is distributed, shall be at Kaire's sole risk.

            10. INSURANCE.

            A. (i) Enzo shall, throughout the term hereof maintain public liability insurance covering Enzo's liability for Product delivered by Enzo (including product liability and "broad form" contractual liability) for injuries, including accidental death, to any one person in an amount not less than $1,000,000, with aggregate limits of $2,000,000, (the employer's liability and public liability insurance are herein referred to as the "Liability Insurance").

            (ii) All insurance policies required hereunder shall be issued by companies acceptable to Kaire. Kaire shall be named as additional insured under Enzo's Liability Insurance. Enzo shall furnish Kaire with certificates of insurance which provide that Kaire is named as an additional insured under the Liability Insurance, that the Liability Insurance is primary as to any other insurance, that the issuers of the Liability Insurance waive subrogation against Kaire, that the Liability Insurance includes contractual liability and that all policies required hereunder cannot be modified or canceled without thirty (30) days advance notice being given to Kaire. The existence of any such insurance shall not be construed as a limitation of Enzo's liability hereunder.

            B. (i) Kaire shall, throughout the term hereof, maintain public liability insurance covering Kaire's liability for Product distributed by Kaire (including product liability and "broad form" contractual liability) for injuries, including accidental death, to any one person in an amount not less than $1,000,000, with aggregate limits of $2,000,000, (the employer's liability and public liability insurance are herein referred to as the "Liability Insurance").

            (ii) All insurance policies required hereunder shall be issued by companies acceptable to Enzo. Enzo shall be named as additional insured under Kaire's Liability Insurance. Kaire shall furnish Enzo with certificates of insurance which provide that Enzo is named as an additional insured under the Liability Insurance, that the Liability Insurance is primary as to any other insurance, that the issuers of the Liability Insurance waive subrogation against Enzo, that the Liability Insurance includes contractual liability and that all policies required hereunder cannot be modified or canceled without thirty (30) days advance notice being given to Enzo. The existence of any such insurance shall not be construed as a limitation of Kaire's liability hereunder.

            11. FORCE MAJEURE.

            A. Failure by Enzo to make any delivery hereunder (or portions thereof) when due shall not subject Enzo to any liability to Kaire if Enzo declares in writing to Kaire that performance cannot be made due to (i) act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident or embargo; (ii) without limiting the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of Enzo; (iii) interruption of or delay in transportation beyond the reasonable control of Enzo; (iv) inadequacy or shortage or failure of normal sources of supply of materials, energy or equipment beyond the reasonable control of Enzo; (v) equipment breakdowns beyond the reasonable control of Enzo; (vi) labor trouble from whatever cause arising and whether or not the demands of the employees involved are reasonable and within Enzo's power to concede; or (vii) compliance by Enzo with any order, action, direction or request of any governmental officer, department, agency, authority or committee thereof (any occurrence or condition set forth in subsections (i) through (vii) above are herein referred to as "Force "Majeure").

            B. if Enzo claims an excuse hereunder, Enzo shall promptly notify Kaire in writing, specifying the reasons therefor and expected duration thereof. Enzo shall take reasonable steps to ensure resumption of full performance hereunder as soon as reasonably possible.

            12. INDEMNITY. A. Enzo shall indemnify and hold harmless Kaire, its associates and affiliates, and their respective officers, directors and employees (collectively, "Indemnities") from and against any and all claims, demands, causes of action, suits, proceedings, judgments, decrees, liabilities, losses, damages and costs, including attorneys' fees and disbursements (collectively "Claims"), which may be asserted against any Indemnitee to the extent they arise out of, are connected with or relate to the Product whether or not for damage to property or injury or death, including, but not limited to claims involving (i) the operation of Enzo's facility, or (ii) the failure of any unit of any Product to comply with the specifications therefor set forth in Schedule A attached hereto. (iii) representation of product claim. (iv) action taken by other parties with regard either to patents held by Enzo or patents held by others. In addition to the foregoing, at Kaire's written request, Enzo will, at its own expense, assume the defense of any Claim arising out of, connected with or related to any Product; provided, however, that Enzo shall not be responsible for any Claim arising out of (x) the Specifications, (y) misuse of any Product, or (z) any change or modification to any Product after delivery to Kaire.

            B. Kaire shall indemnify and hold harmless Enzo, its associates and affiliates, and their respective officers, directors and employees (collectively, "Indemnities") from and against any and all claims, demands, causes of action, suits, proceedings, judgments, decrees, liabilities, losses, damages and costs, including attorneys' fees and disbursements (collectively "Claims"), which may be asserted against any Indemnitee, whether or not for damage to property or injury or death, to the extent they arise out of, are connected with or relate to (i) Kaire's negligence in specification requirements mandated by Kaire, (ii) mislabeling of Product, misrepresentation of product claim, or change or modification of the Product in the combining with other products or ingredients or (iii) any change or modification to any Product after delivery to Kaire. In addition to the foregoing, at Enzo's written request, Kaire will, at its own expense, assume the defense of such a Claim.

            13. TERMINATION.

            A. Either party may terminate this Agreement by written notice to the other party if the other party (i) suspends payment of its debts or enters into or becomes subject to insolvency, liquidation, dissolution or bankruptcy proceedings, (ii) makes an assignment for the benefit of its creditors, (iii) has a receiver or trustee appointed for all or a substantial portion of its assets, (iv) seeks relief under any law for debtors' relief, (v) fails to perform its obligations under this Agreement for a period of sixty (60) days or such longer period as set forth hereinabove (either consecutively or in the aggregate) during any contract year due to Force Majeure (as hereinafter defined), or (vi) fails to comply with the terms and conditions of this Agreement in any material respect; provided, however, that in such event, with respect to the events or circumstances set forth in subsections (v) and (vi) above, the party failing to comply with the terms and conditions of this Agreement in such material respect shall be provided at least sixty (60) days' prior written notice during which it may cure the failure.

            B. Except as expressly set forth in this Agreement, termination of this Agreement:

                  (i) will not affect or impair the rights, liabilities and obligations of any party under any order shipped prior to the effective date of termination; and

                  (ii) will not relieve any party of any obligation or liability incurred under this Agreement prior to the effective date of termination.

            14. CONFIDENTIALITY. The parties agree to maintain the confidentiality of the terms of this agreement, except that the parties shall jointly disclose by press releases or other mutually acceptable medium, the fact that they have entered into an agreement which provides for Kaire to have an exclusive sales arrangement with Enzo for the Territory as set forth in Paragraph 3 above.

            The confidentiality agreements already entered into between Enzo or Kaire or any further confidentiality agreements entered into shall survive for a period of five years following termination of this agreement.

            15. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Colorado, U.S.A.

            16. ASSIGNABILITY. Each party's rights and obligations under this Agreement shall be assignable, with the consent of the other, such consent not to be unreasonably or arbitrarily withheld or delayed, and its said rights and obligations shall inure to the benefit of and be binding upon its successors or assigns. The terms of this Agreement shall run with the assignment and be binding on all subsequent assignees of the parties. Each assignee will specifically undertake to the other party to assume the obligations of the assigning party, including, in the case of Kaire's assignees, an undertaking not to use the Intellectual Property in a manner detrimental to the Intellectual

Property in violation of the terms as set forth in Section 8 above, and failure to comply with such undertaking shall give Enzo the right to terminate this Agreement, subject only to the right to cure any breach of such undertaking by stopping such detrimental use within thirty (30) days after written notice from Enzo. If Robert L. Richards is no longer the Chief Executive Officer or President and a Director of Kaire, then such event shall be deemed an assignment of this Agreement and be subject to the terms set forth hereinabove.

            17. ARBITRATION. Any dispute, controversy or claim arising out or relating to this Agreement, which cannot be amicably settled, shall be finally settled by arbitration to be held in Colorado in accordance with the rules of the American Arbitration Association. Arbitration shall be before one mutually agreed arbitrator or failing to agree, three arbitrators, one to be selected by each of the parties and the third to be chosen by the first two arbitrators. Each party shall be responsible for its own expenses regarding any arbitration. The costs of the arbitration itself shall be shared equally by the parties unless otherwise determined by the arbitrators. Judgment upon any award may be entered in any court having jurisdiction and shall be final.

            18. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be given to the parties at their respective addresses set forth below and shall be sent by (i) hand delivery;
(ii) certified mail, return receipt requested, postage prepaid; (iii) a recognized overnight delivery service; or (iv) telecopy. Notices sent by hand delivery shall be deemed received when delivered to the address and/or person set forth below; notices sent by certified mail shall be deemed received when accepted; notices sent by overnight delivery service shall be deemed received when delivered; and notices sent by telecopy shall be deemed received upon receipt of confirmation of dispatch:

   If to Kaire:          Kaire International, Inc.
                         380 Lashley Street
                         Longmont, Colorado 80501-6048
                         Attention: Mr. Robert L. Richards, CEO
                         Telecopy No. (303) 682-4236

   If to Enzo:           Enzo Nutraceuticals, Ltd.
                         Ice House
                         Ivan Jamieson Place
                         P.O. Box 1770
                         Christchurch, New Zealand
                         Attention: Larry Stenswick
                         Telecopy No. 64-3-358-1906
or to such other address or telecopy number as any party may designate by written notice in the aforesaid manner.

            19. INSPECTION. Kaire shall have the right, during normal business hours and upon not less than seventy-two (72) hours prior notice, to inspect the books and records of Enzo as to Kaire transactions hereunder and plants and facilities of Enzo producing Products as to Kaire in order to confirm compliance with this Agreement or to review any information provided to Kaire by Enzo hereunder.

            Enzo shall have the right, during normal business hours and upon not less than seventy-two (72) hours prior notice, to inspect the books and records of Kaire as to Enzo transactions hereunder and plants and facilities of Kaire producing products utilizing the Products in order to confirm compliance with this Agreement or to review any information provided to Enzo by Kaire hereunder.

            20. WAIVER. The right of either party at any time to require strict performance by the other party hereto of any or all of the terms and conditions of this Agreement shall in no way be affected or impaired by prior waiver, forbearance, or course of dealing.

            21. ENTIRETY. This Agreement constitutes the entire agreement between the parties hereto with respect to the manufacture and supply by Enzo and purchase by Kaire of the Product, and merges and supersedes all prior understandings and representations whether oral or written, between the parties pertaining thereto, except for prior Confidentiality Agreements existing between the parties hereto, if any. No addition, modification or alteration of this Agreement shall be of any force or effect whatsoever unless reduced to writing and signed by the party to be charged thereby. Any provision appearing on any purchase order, sales order, sales acknowledgment, purchase order release or similar document which appears to modify, alter or add to the provisions of this Agreement, shall be null and void and of no effect whatsoever.

            22. SEVERABILITY. If any word, phrase or provision of this agreement is found to be unenforceable by any court or arbitration panel for any reason that word or phrase or provision shall be deemed severed from the agreement, and the remainder of the agreement shall be fully enforced.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the date and year first hereinabove written.

                                         KAIRE INTERNATIONAL, INC.

                                         By: /s/ Robert L. Richards
                                            --------------------------------
                                         Name: Robert L. Richards
                                              ------------------------------
                                         Title: Chief Executive Officer
                                               -----------------------------


                                         ENZO NUTRACEUTICALS, LTD.

                                         By: /s/ Larry Stenswick
                                            --------------------------------
                                         Name: Larry Stenswick
                                              ------------------------------
                                         Title: Marketing Manager
                                               -----------------------------

                                   SCHEDULE A

                            CERTIFICATE OF ANALYSIS

Product name                        ENZOGENOL(TM) Pine Bark Extract

Botanical Species                   Pinus radiata Bark

Batch Number                        [                            ]

DESCRIPTION                         A free flowing natural extract of Pinus
                                    radiata pine bark containing a balanced
                                    blend of anti-oxidants including monomeric and oligomeric proanthocyandins, organic acids, flavonoids, glycosides and esters and sugars

Colour                              Brown

Odour                               Characteristic

Taste                               Characteristic

Moisture Content                    Less than 6%

Mesh Size                           100 mesh

Solubility                          100% soluble in water
Less than 6%

MICROBI0LOGICAL

Aerobic Plate Count                 < 15 cfu/g

Total Coliform                      < 4 mpn/g

Faecal Coliform                     < 4 mpn/g

Yeast and Mold                      25 cfu/g

HEAVY METALS

Arsenic                             < 1.4 ppm

Cadmium                             < 0.3 ppm

Copper                              < 3.5 ppm

Iron                                < 650 ppm

Lead                                < 0.5 ppm

Mercury                             < 0.02 ppm

Zinc                                < 35 ppm

ABBREVIATIONS:

cfu                                 colony forming unit

mpn                                 most probable number

Signed by...........................

Date................................

              [LOGO]

  ENZOGENOL(TM) is the trademark
   of ENZO Nutraceuticals Ltd
  Ice House, Ivan Jamieson Place
    PO Box 1770, Christchurch
      Phone: 64-3-358-1904
       Fax: 64-3-358-1906

                             SCHEDULE B "TERRITORY"

This is a list of countries that Kaire International, Inc., has, or will be, establishing MLM activity:

             United States of America
             Canada
             Australia
             New Zealand
             Korea
             United Kingdom
             Republic of Ireland
             France
             Trinidad and Tobago
             Jamaica
             Taiwan
             Hong Kong
             Philippines
             Japan
             Netherlands
             Denmark
             Germany
             Russia
             Czech Republic
             Poland
             Mexico
             Brazil
             Venezuela
             Argentina
             India
             China

                          SCHEDULE C "ENZO TRADEMARKS"

                                   ENZOGENOL